Exhibit 99.2

CSX Corp. Announces Third Quarter 2025 Results
JACKSONVILLE, Fla. – October 16, 2025 – CSX Corp. (NASDAQ: CSX) today announced third quarter operating income of $1.09 billion and net earnings of $694 million, or $0.37 per share. Excluding a non-cash goodwill impairment of $164 million in this year’s third quarter results, adjusted operating income was $1.25 billion and adjusted net earnings were $818 million, or $0.44 per share. In the third quarter of 2024, the company reported operating income of $1.35 billion and net earnings of $894 million, or $0.46 per share.
In the quarter, adjusted operating income and adjusted earnings per share included $35 million and $0.01, respectively, in corporate restructuring, severance, and advisory expenses.
Reconciliation of GAAP to Non-GAAP Measures1
For the Quarter ended Sept. 30, 2025

Dollars in millions, except per share amounts	Operating Income	Operating Margin	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$ 1,087	30.3%	$ 694	$ 0.37
Goodwill Impairment	164	4.6%	124	0.07
Adjusted Operating Results (Non-GAAP)	$ 1,251	34.9%	$ 818	$ 0.44
“This quarter’s operational performance reflects the dedication of our workforce and our commitment to running the best railroad in North America,” said President and Chief Executive Officer Steve Angel. “We are proud that the network is operating well, and we see clear opportunities to leverage that operational strength moving forward. Looking ahead, CSX is well-positioned to build on this momentum to deliver long-term profitable growth and create value for our shareholders.”
Volume totaled 1.61 million units for the quarter, up 1% compared to third quarter 2024 and up 2% sequentially. Revenue totaled $3.59 billion for the quarter, decreasing 1% year-over-year, as the effects of lower export coal prices and a decline in merchandise volume were partially offset by increases in other revenue, higher pricing in merchandise, and intermodal volume growth.
CSX executives will conduct a conference call with the investment community this afternoon, October 16, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter 3368220 as the passcode.
In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.
1See the Non-GAAP Measures section of the quarterly financial report for additional information.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements..….p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics...............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures............................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on X, formerly known as Twitter, (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in Millions, Except Per Share Amounts)

	Quarters Ended				Nine Months Ended
	Sep. 30, 2025	Sep. 30, 2024	$ Change	% Change	Sep. 30, 2025	Sep. 30, 2024	$ Change	% Change

Revenue	$3,587	$3,619	$(32)	(1)%	$10,584	$11,001	$(417)	(4)%
Expense
Labor and Fringe	815	806	(9)	(1)	2,427	2,377	(50)	(2)
Purchased Services and Other	730	676	(54)	(8)	2,214	2,087	(127)	(6)
Depreciation and Amortization	424	416	(8)	(2)	1,276	1,236	(40)	(3)
Fuel	281	276	(5)	(2)	825	902	77	9
Equipment and Other Rents	86	91	5	5	267	260	(7)	(3)
Goodwill Impairment (a)	164	—	(164)	NM	164	—	(164)	NM
Total Expense	2,500	2,265	(235)	(10)	7,173	6,862	(311)	(5)

Operating Income	1,087	1,354	(267)	(20)	3,411	4,139	(728)	(18)

Interest Expense	(210)	(206)	(4)	(2)	(631)	(625)	(6)	(1)
Other Income - Net	21	36	(15)	(42)	69	105	(36)	(34)
Earnings Before Income Taxes	898	1,184	(286)	(24)	2,849	3,619	(770)	(21)

Income Tax Expense	(204)	(290)	86	30	(680)	(882)	202	23
Net Earnings	$694	$894	$(200)	(22)%	$2,169	$2,737	$(568)	(21)%

Operating Margin	30.3%	37.4%			32.2%	37.6%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.37	$0.46	$(0.09)	(20)%	$1.16	$1.40	$(0.24)	(17)%

Average Shares Outstanding, Assuming Dilution (Millions)	1,867	1,940			1,876	1,950

NM - not meaningful

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	Sep. 30, 2025	Dec. 31, 2024
ASSETS

Cash and Cash Equivalents	$612	$933
Short-Term Investments	6	72
Other Current Assets	1,893	1,815
Properties - Net	36,534	35,658
Investment in Affiliates and Other Companies	2,598	2,520
Other Long-Term Assets	1,636	1,766
Total Assets	$43,279	$42,764

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$608	$606
Other Current Liabilities	2,358	2,670
Long-Term Debt	18,554	17,897
Deferred Income Taxes - Net	7,709	7,725
Other Long-Term Liabilities	1,292	1,359
Total Liabilities	30,521	30,257

Total Shareholders' Equity	12,758	12,507
Total Liabilities and Shareholders' Equity	$43,279	$42,764

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in Millions)

	Nine Months Ended
	Sep. 30, 2025	Sep. 30, 2024
OPERATING ACTIVITIES
Net Earnings	$2,169	$2,737
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,276	1,236
Deferred Income Tax Expense (b)	143	19
Goodwill Impairment (a)	164	—
Other Operating Activities - Net (c)	(525)	(133)
Net Cash Provided by Operating Activities	3,227	3,859

INVESTING ACTIVITIES
Property Additions (d)	(2,225)	(1,691)
Proceeds from Sales of Short-Term Investments	72	81
Proceeds and Advances from Property Dispositions	64	50
Business Acquisitions, Net of Cash Acquired	(15)	(68)
Other Investing Activities	(41)	(94)
Net Cash Used in Investing Activities	(2,145)	(1,722)

FINANCING ACTIVITIES
Shares Repurchased (e)	(1,284)	(1,212)
Dividends Paid	(730)	(700)
Long-term Debt Repaid	(12)	(556)
Long-term Debt Issued	600	550
Other Financing Activities	23	72
Net Cash Used in Financing Activities	(1,403)	(1,846)

Net (Decrease) Increase in Cash and Cash Equivalents	(321)	291

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	933	1,353
Cash and Cash Equivalents at End of Period	$612	$1,644

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Goodwill Impairment: During third quarter 2025, the Company recognized an impairment charge of $164 million related to Quality Carrier's remaining goodwill. The Company recognized a partial $108 million impairment charge in fourth quarter 2024.
b)Deferred Income Tax Expense: The $124 million increase in deferred income tax expense is primarily due to changes in bonus tax depreciation that were enacted into law in third quarter 2025.
c)Other Operating Activities - Net: During the nine months ended September 30, 2025, the Company made $429 million of federal and state tax payments related to the 2024 tax year, which were previously postponed under tax relief announcements for those impacted by the 2024 hurricane season. Tax payment postponements related to hurricane tax relief were available in 2023 and 2024, but not in 2025.
d)Property Additions: Property additions for the nine months ended September 30, 2025, include $440 million related to rebuilding the Blue Ridge subdivision as a result of impacts from Hurricane Helene.
e)Shares Repurchased: During third quarters and nine months ended 2025 and 2024, the Company engaged in the following repurchase activities:

	Quarters Ended		Nine Months Ended
	Sep. 30, 2025	Sep. 30, 2024	Sep. 30, 2025	Sep. 30, 2024
Shares Repurchased (Millions)	3	12	41	35
Cost of Shares (Dollars in Millions) (1)	$112	$402	$1,264	$1,212
Average Cost per Share Repurchased	$33.07	$33.66	$30.61	$34..60

Excise Taxes Paid for Net Share Repurchases (Dollars in Millions)	$—	$—	$19.9	$—
(1) Amounts exclude the impact of excise tax on net share repurchases imposed as part of the Inflation Reduction Act of 2022.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of Units); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended September 30, 2025 and September 30, 2024

	Volume			Revenue			Revenue Per Unit
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change
Chemicals	164	176	(7)%	$697	$727	(4)%	$4,250	$4,131	3%
Agricultural and Food Products	110	118	(7)	382	416	(8)	3,473	3,525	(1)
Minerals	104	96	8	226	202	12	2,173	2,104	3
Automotive	99	98	1	306	301	2	3,091	3,071	1
Forest Products	68	73	(7)	247	259	(5)	3,632	3,548	2
Metals and Equipment	67	64	5	224	208	8	3,343	3,250	3
Fertilizers	48	45	7	126	118	7	2,625	2,622	—
Total Merchandise	660	670	(1)	2,208	2,231	(1)	3,345	3,330	—
Intermodal	768	730	5	527	509	4	686	697	(2)
Coal	184	190	(3)	490	553	(11)	2,663	2,911	(9)
Trucking	—	—	—	207	214	(3)	—	—	—
Other	—	—	—	155	112	38	—	—	—
Total	1,612	1,590	1%	$3,587	$3,619	(1)%	$2,225	$2,276	(2)%

Nine Months Ended September 30, 2025 and September 30, 2024

	Volume			Revenue			Revenue Per Unit
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change
Chemicals	494	517	(4)%	$2,096	$2,142	(2)%	$4,243	$4,143	2%
Agricultural and Food Products	342	347	(1)	1,208	1,229	(2)	3,532	3,542	—
Minerals	282	273	3	625	583	7	2,216	2,136	4
Automotive	289	297	(3)	897	930	(4)	3,104	3,131	(1)
Forest Products	208	220	(5)	746	790	(6)	3,587	3,591	—
Metals and Equipment	202	202	—	657	658	—	3,252	3,257	—
Fertilizers	143	142	1	388	380	2	2,713	2,676	1
Total Merchandise	1,960	1,998	(2)	6,617	6,712	(1)	3,376	3,359	1
Intermodal	2,213	2,147	3	1,511	1,521	(1)	683	708	(4)
Coal	537	557	(4)	1,428	1,748	(18)	2,659	3,138	(15)
Trucking	—	—	—	620	650	(5)	—	—	—
Other	—	—	—	408	370	10	—	—	—
Total	4,710	4,702	—%	$10,584	$11,001	(4)%	$2,247	$2,340	(4)%

CSX Corporation
VOLUME AND REVENUE
Total revenue decreased 1% in third quarter 2025 when compared to third quarter 2024, due to decreases in export coal revenue, including the impact of lower benchmark rates, as well as declines in merchandise volume. These decreases were partially offset by increases in other revenue, higher pricing in merchandise, and intermodal volume growth.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets and does not include amounts for trucking. Fuel lag is the estimated revenue effect resulting from the difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are on a two-month lag for non-intermodal traffic.

	Quarters Ended		Nine Months Ended
(Dollars in Millions)	Sep. 30, 2025	Sep. 30, 2024	Sep. 30, 2025	Sep. 30, 2024
Fuel Surcharge Revenue	$234	$245	$673	$797
Fuel Lag (Unfavorable) Favorable (a)	$(11)	$9	$(12)	$30
(a) The Company's fuel lag calculation model was enhanced during first quarter 2025 and comparative prior year results are updated to conform to current presentation. The impact of this change is not material and fuel surcharge revenue is not impacted.

Merchandise Volume
Chemicals - Decreased due to lower shipments of crude oil, petroleum products, other industrial chemicals, and plastics.
Agricultural and Food Products - Decreased due to lower shipments of domestic feed grain, ethanol, and soybeans.

Minerals - Increased primarily due to higher shipments of aggregates and cement.

Automotive - Increased due to higher North American vehicle production.
Forest Products - Decreased due to lower shipments of pulp and paper products, which includes the impact of both temporary outages and permanent plant closures, as well as lower shipments of building products.

Metals and Equipment - Increased due to higher scrap and pipe shipments. Increases were partially offset by lower steel shipments, which includes the impact of plant closures, as well as lower equipment shipments.

Fertilizers - Increased due to higher shipments of raw materials, as well as higher exports through Gulf Coast ports.
Intermodal Volume
International shipments increased driven by higher port volumes and growth with key customers. Domestic shipments increased, despite the impacts of a continued soft trucking environment, due to share wins with key customers and new service offerings.
Coal Volume
Export coal decreased primarily due to reduced production, including impacts from outages at customer facilities. Domestic coal increased due to higher shipments to utility plants, partially offset by lower shipments to steel manufacturing locations and lake terminals.

	Quarters Ended			Nine Months Ended
(Millions of Tons)	Sep. 30, 2025	Sep. 30, 2024	Change	Sep. 30, 2025	Sep. 30, 2024	Change
Coal Tonnage
Domestic	11.0	10.2	8%	30.4	29.3	4%
Export	9.9	11.1	(11)	30.2	33.3	(9)
Total Coal	20.9	21.3	(2)%	60.6	62.6	(3)%
Trucking Revenue
Trucking revenue decreased $7 million versus the prior year due to lower rates and fuel surcharge.
Other Revenue
Other revenue increased $43 million primarily due to higher carload demurrage and payments from customers that did not meet volume commitments.

CSX Corporation
EXPENSE
Expenses of $2.5 billion increased $235 million, or 10%, in third quarter 2025 when compared to third quarter 2024.
Labor and Fringe expense increased $9 million due to the following:
•An increase of $22 million was due to management and executive severance costs.
•An increase of $15 million was due to inflation.
•A decrease of $19 million resulted from lower incentive compensation expense driven by lower expected payouts.
•All other net costs decreased $9 million driven by efficiency savings, which include the impact of lower rail headcount, and other non-significant net decreases. These items were partially offset by higher trucking headcount, which includes impacts from acquiring previously independent affiliates.
Purchased Services and Other expense increased $54 million due to the following:
•Inflation and higher volume drove an increase of $18 million.
•An increase of $13 million was due to technology contract restructuring costs as well as advisory expenses.
•Increased costs of approximately $13 million were due to the effects of network disruptions and rerouting impacts.
•Gains on property dispositions were $7 million in third quarter 2025 compared to a $1 million loss in the prior year.
•All other net costs increased $18 million resulting from a favorable inventory adjustment in the prior year, higher trucking casualty and rail freight damage claims in the current year, and other non-significant increases, which were partially offset by efficiency savings across the organization.
Depreciation and Amortization expense increased $8 million primarily as a result of a larger asset base.
Fuel costs increased $5 million as the impacts of additional gross ton-miles associated with reroutes as well as a 1% increase in locomotive fuel prices were partially offset by improved efficiency.
Equipment and Other Rents expense decreased $5 million due to several non-significant items.
Goodwill Impairment expense for Quality Carriers was $164 million for 2025.

Employee Counts (Estimated)

	Quarters Ended			Nine Months Ended
Average:	Sep. 30, 2025	Sep. 30, 2024	Change	Sep. 30, 2025	Sep. 30, 2024	Change
Rail	21,068	21,336	(268)	21,266	21,414	(148)
Trucking	2,207	1,980	227	2,137	1,923	214
Total	23,275	23,316	(41)	23,403	23,337	66

Ending:
Rail	21,053	21,356	(303)
Trucking	2,168	1,999	169
Total	23,221	23,355	(134)

Fuel Expense

	Quarters Ended		Nine Months Ended
(Dollars and Gallons in Millions, Except Price Per Gallon)	Sep. 30, 2025	Sep. 30, 2024	Sep. 30, 2025	Sep. 30, 2024
Estimated Locomotive Fuel Consumption (Gallons)	93.2	90.9	283.3	281.3
Price per Gallon (Dollars)	$2.54	$2.52	$2.43	$2.68
Total Locomotive Fuel Expense	$237	$229	$688	$754
Non-Locomotive Fuel Expense	44	47	137	148
Total Fuel Expense	$281	$276	$825	$902

CSX Corporation
OPERATING STATISTICS (Estimated)
In the third quarter of 2025, velocity increased by 2%, and dwell improved 8% versus prior year. Carload trip plan performance increased by 4% and intermodal trip plan performance increased by 1%. The Company continues to focus on operational improvements and executing the operating plan to deliver safe, reliable, and efficient service to customers.

The personal injury frequency index of 1.16 in third quarter 2025 improved 7% compared to prior year and the FRA train accident rate of 2.55 improved 21%. Safety is a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers, and communities in which it operates.

	Quarters Ended			Nine Months Ended
	Sep. 30, 2025	Sep. 30, 2024	Improvement / (Deterioration)	Sep. 30, 2025	Sep. 30, 2024	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles Per Hour)	18.9	18.6	2%	18.0	18.3	(2)%
Dwell (Hours)	9.5	10.3	8%	10.5	10.0	(5)%
Cars Online	121,278	126,623	4%	127,698	125,839	(1)%

On-Time Originations	75%	72%	4%	71%	74%	(4)%
On-Time Arrivals	64%	66%	(3)%	59%	67%	(12)%
Carload Trip Plan Performance	83%	80%	4%	76%	81%	(6)%
Intermodal Trip Plan Performance	93%	92%	1%	91%	94%	(3)%

Fuel Efficiency	0.94	0.95	1%	0.97	0.98	1%

Revenue Ton-Miles (Billions)
Merchandise	32.8	32.5	1%	98.3	97.2	1%
Coal	9.9	9.1	9%	27.6	27.3	1%
Intermodal	7.7	7.2	7%	22.3	21.5	4%
Total Revenue Ton-Miles	50.4	48.8	3%	148.2	146.0	2%

Total Gross Ton-Miles (Billions)	98.8	95.7	3%	292.3	288.3	1%

Safety
FRA Personal Injury Frequency Index	1.16	1.25	7%	1.05	1.27	17%
FRA Train Accident Rate	2.55	3.21	21%	3.32	3.38	2%

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
OPERATING STATISTICS (Estimated), continued

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures actual train miles and times of a train movement on CSX's network.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars (excludes unit trains and other non-scheduled service as well as empty automotive shipments) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers (excludes port shipments along with empty containers and other non-scheduled service) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Adjusted Operating Results
Management believes that adjusted operating income, adjusted operating margin, adjusted net earnings, and adjusted net earnings per share, assuming dilution are important in evaluating the Company's performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude the third quarter 2025 non-cash impairment of the remaining amount of Quality Carriers' goodwill, which is a significant item that is not considered indicative of future financial trends. The goodwill impairment was tax-effected using rates reflective of the applicable tax amounts related to the impairment charge. These adjusted results should be considered in addition to, rather than as a substitute for, the Company's GAAP operating results.

The following tables reconcile the Company's GAAP operating results to adjusted operating results (non-GAAP measures).

	Quarter Ended September 30, 2025
(Dollars in millions, except per share amounts)	Operating Income	Operating Margin	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$1,087	30.3%	$694	$0.37
Goodwill Impairment	164	4.6	124	0.07
Adjusted Operating Results (non-GAAP)	$1,251	34.9%	$818	$0.44

	Nine Months Ended September 30, 2025
(Dollars in millions, except per share amounts)	Operating Income	Operating Margin	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$3,411	32.2%	$2,169	$1.16
Goodwill Impairment	164	1.6	124	0.06
Adjusted Operating Results (non-GAAP)	$3,575	33.8%	$2,293	$1.22

CSX Corporation
NON-GAAP MEASURES (Unaudited), continued
Economic Profit
Management believes Economic Profit provides an additional perspective to investors about financial returns generated by the business by representing a measure showing profit generated over and above the cost of capital used by the business to generate that profit. Economic Profit is designed to incentivize strategic investments that earn more than management’s desired minimum required return and is broadly utilized by management to make investment decisions. Therefore, disclosing Economic Profit on how management performs in this regard provides additional useful information to investors regarding the Company’s performance compared to its goals.
Economic Profit should be considered in addition to, rather than a substitute for, operating income, which is the most directly comparable GAAP measure. Economic Profit is defined by the Company as Gross Cash Earnings (“GCE”) minus the Capital Charge on Gross Operating Assets (“GOA”). Increases in Economic Profit indicate that the Company is effectively allocating capital and rewarding shareholders by generating returns in excess of the incremental cost of capital associated with reinvestment in the business.
GCE is calculated as operating income plus depreciation, amortization and operating lease expense, less unusual items and taxes. The Capital Charge uses a minimum required return multiplied by the GOA. CSX's GOAs include gross properties and other non-cash assets, net of non-interest bearing liabilities. The Company used a 15% tax rate and an 8% required return, for both periods presented, which is consistent with rates used for investment decisions and performance evaluation within those same periods. The tax rate is the approximate equivalent of the Company’s actual income tax expense as a percentage of pre-tax GCE. The required return rate represents management’s desired minimum return on any investment. CSX annually re-evaluates these rates to ensure they accurately represent taxes and a required return in light of internal and external factors and would adjust the rate if the annual review resulted in a preset deviation from the current rates. This focuses the Economic Profit measure on value generated by management instead of external factors, such as legislative tax policy or interest rate volatility. The following table reconciles operating income (the most directly comparable GAAP measure) to Economic Profit (non-GAAP measure).

	Nine Months Ended
(Dollars in Millions)	Sep. 30, 2025	Sep. 30, 2024
Operating Income	$3,411	$4,139
Add: Depreciation, Amortization, and Operating Lease Expense	1,359	1,323
Remove: Unusual Items (a)	164	—
Taxes (b)	(740)	(819)
Gross Cash Earnings	4,194	4,643

Operating Assets
Current Assets (Less Cash and Short-term Investments)	1,893	1,940
Gross Properties	53,290	51,062
Other Assets	4,310	4,255
Operating Liabilities
Non-Interest Bearing Liabilities (c)	(11,038)	(10,957)
Gross Operating Assets (d)	48,455	46,300
Capital Charge (e)	(2,907)	(2,778)
Economic Profit (Non-GAAP) calculated as GCE less Capital Charge	$1,287	$1,865
(a) Unusual items are defined by management as unique events with greater than $100 million full year operating income impact, consistent with the terms of the Company's long-term incentive plan agreements. The Quality Carriers goodwill impairment charge of $164 million in third quarter 2025 met the definition of an unusual item.
(b) The tax percentage rate was 15% for both periods presented. This rate is applied to the sum of operating income, depreciation, amortization, operating lease expense, and unusual items.
(c) Non-interest bearing liabilities represents all liabilities excluding debt, long-term lease liabilities, and commercial paper ($75 million of commercial paper was outstanding in other current liabilities as of June 30, 2025, and none outstanding in any other period).
(d) Gross operating assets reflects an average of the year-to-date quarter-end amounts reported for each period presented.
(e) The capital charge of 8% for both years is calculated as the minimum return multiplied by gross operating assets. This is an annualized rate equivalent to 2% per quarter.

CSX Corporation
NON-GAAP MEASURES (Unaudited), continued
Free Cash Flow
Management believes that Free Cash Flow ("FCF") is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, FCF measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. FCF is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. FCF should be considered in addition to, rather than a substitute for, cash provided by operating activities.
The following table reconciles cash provided by operating activities (GAAP measure) to FCF before dividends (non-GAAP measure).

	Nine Months Ended
(Dollars in Millions)	Sep. 30, 2025	Sep. 30, 2024
Net Cash Provided by Operating Activities	$3,227	$3,859
Property Additions	(2,225)	(1,691)
Proceeds and Advances from Property Dispositions	64	50
Free Cash Flow (before payment of dividends)	$1,066	$2,218